UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2009

Cowlitz Bancorporation
(Exact Name of Registrant as specified in its charter)

Washington	0-23881	91 - 1529841
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

927 Commerce Ave.
Longview, Washington 98632
Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 360-423-9800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
Item 5.03      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At a regularly schedule meeting on March 25, 2009, the Board of Directors of Cowlitz Bancorporation (the “Company”) approved amendments to the indemnification provisions of the Company’s Bylaws of the Company and the Company entered into indemnification contracts with the Company’s directors and executive officers. The amendments to the Bylaws eliminate inconsistencies with the Articles of Incorporation, and provide additional definitions and procedures consistent with the indemnification provisions of the Articles of Incorporation and add requrements for director and officer liability insurance consistent with the Company's current coverage. The indemnification agreements make the Company’s obligation to indemnify directors and executive officers pursuant to the Articles of Incorporation a contractual right of those directors and executive officers. The indemnification agreements also provide that the Company will provide for indemnification if the director or executive officer is successful in defense of part of a proceeding or as to certain elements of the proceeding but not entirely successful. The agreements add procedural requirements, including requiring notice of a claim from a director or executive officer seeking indemnification and imposing procedures for enforcing the contract including attorneys’ fees. The indemnification agreements also impose insurance requirements equivalent to those included in the Bylaws.

Item 9.01     Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.
3.1 Amended and Restated Bylaws (incorporated by reference to Form 10-K filed March 31, 2009)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWLITZ BANCORPORATION
(Registrant)

Date:	March 31, 2009	By:	/s/ Richard J. Fitzpatrick
Richard J. Fitzpatrick,
President and Chief Executive Officer